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                                                                                                                EXHIBIT 12

                                              STATEMENT OF COMPUTATION OF
                                               EARNINGS TO FIXED CHARGES
                                           (in thousands, except ratio data)

                                                                        For the Years Ended December 31,
                                                          -----------------------------------------------------------
                                                             1995        1994         1993        1992         1991
                                                           -------     --------     --------    --------     --------
 Earnings Available to Fixed Charges:
     Income before income taxes                           $370,785     $329,292    $275,556     $277,564     $224,048
     Fixed charges
        Interest Expense                                    49,812       29,970      19,062       20,417       13,151
        Portion of rent determined to be interest (1)       12,634       10,494       8,580        6,237        5,643
     Eliminate Equity in Earnings                           (5,993)      (5,700)     (3,800)      (3,400)      (1,200)
                                                           --------     --------    --------     --------     --------
            Total Earnings Available for Fixed Charges    $427,238     $364,056    $299,398     $300,818     $241,642
                                                           ========     ========    ========     ========     ========
 Fixed Charges
     Interest Expense                                     $ 49,812     $ 29,970    $ 19,062     $ 20,417     $ 13,151
     Portion of rent determined to be interest (1)          12,634       10,494       8,580        6,237        5,643
                                                           --------     --------    --------     --------     --------
            Total Fixed Charges                           $ 62,446     $ 40,464    $ 27,642     $ 26,654     $ 18,794
                                                           ========     ========    ========     ========     ========
 Ratio of Earnings to Fixed Charges                          6.84         9.00       10.83        11.29       12.86

(1)  33% of gross rent expense was deemed to approximate the interest poriton of short- long-term leases.


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